CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Representations and Warranties” and “Financial Highlights” in the Information Statement/Prospectus included in this Registration Statement (Form N-14) of Voya Partners, Inc.

We consent to the incorporation by reference of our report dated February 25, 2026, with respect to the financial statements and financial highlights of Voya Solution Moderately Aggressive Portfolio and Voya Solution Aggressive Portfolio (two of the funds constituting Voya Partners, Inc.) included in the Annual Report to Shareholders (Form N- CSR) for the year ended December 31, 2025 into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 14, 2026